EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PHARMAGEN, INC.
(Pursuant to NRS 78.385 and 78.390 – after issuance of stock)

The undersigned being the President and Secretary of Pharmagen, Inc., a Nevada Corporation (the “Corporation”), hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of the Corporation on December 20, 2013, and as approved by the shareholders at the annual meeting held on February 24, 2014, it was voted that this Certificate of Amendment of Articles of Incorporation, be filed.

The undersigned further certifies that Article 5of the Articles of Incorporation, originally filed on June 25, 2009, and as amended, is restated in its entirety to read as follows:

“ARTICLE 5."

Capital Stock

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which this Corporation is authorized to issue is One Billion (1,000,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

The undersigned hereby certifies that he has on this 25th day of February 2014, executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

/s/ Mackie Barch
Mackie Barch, President and Secretary